Exhibit 99.1

Optinose Announces Changes to Board of Directors

YARDLEY, Pa., Dec. 1, 2020— Optinose (NASDAQ:OPTN), a pharmaceutical company focused on patients treated by ear, nose and throat (ENT) and allergy specialists, today announced its Board of Directors has named Tomas J. Heyman as a new director.

Tom has a long-standing track record of leadership and management in the biopharmaceutical industry, with extensive experience in business development and venture capital. During his thirty-seven-year career with Johnson & Johnson, he held a diverse range of leadership roles across legal, R&D, business development, general corporate management, and equity investments. Most recently, he served as president of JJDC, the venture capital group within Johnson & Johnson, where he managed approximately $1.5 billion of capital and oversaw investments in more than 120 companies.

Prior to leading JJDC, he led business development for Johnson & Johnson's pharmaceutical group, Janssen, for twenty-three years. Under his leadership the group completed hundreds of licensing and M&A transactions including the acquisitions of Centocor, Tibotec, Cougar Pharmaceuticals, and Aragon Pharmaceuticals. In addition, he currently serves on the Board of Directors for Akero Therapeutics.

Tom graduated as Master of Law from the K.U. Leuven in Belgium. He continued with post-graduate studies in International Law in Geneva, Switzerland, and post-graduate studies in business management at the University of Antwerp in Belgium.

"We are pleased to welcome Tom to the Optinose Board of Directors," stated Joe Scodari, Chairman of the Optinose Board. "His extraordinary experience in business development, and more broadly as a leader in the pharmaceutical industry, will make him a valuable addition to our Board of Directors."

In addition, the Company also announced that William F. Doyle, who has served on the Optinose Board of Directors since 2010, and previously as a member of the OptiNose AS Board of Directors from 2004 to 2010, intends to resign following a regularly scheduled Board meeting to be held on December 11, 2020.

"On behalf of Optinose I would like to thank Bill for his significant contributions as a member of our Board," said Mr. Scodari. "Bill was instrumental in bringing about the significant change in strategic direction for Optinose that led to the development of two FDA-approved products using its proprietary Exhalation Delivery System, and in building an organization focused on serving the needs of patients cared for by ear, nose and throat and allergy specialists."

“It has been a privilege to work with the Optinose founders and management to develop their Exhalation Delivery System and to commercialize the XHANCE® (fluticasone propionate) therapy,” said Bill Doyle. “I am highly confident in the efficacy of XHANCE and that there is a tremendous opportunity ahead for Optinose to reach the millions of new patients who can benefit from XHANCE treatment. I congratulate Tom Heyman for joining the Optinose board and look forward to providing continued assistance in a non-board capacity.”

About Optinose
Optinose is a global specialty pharmaceutical company focused on serving the needs of patients cared for by ear, nose and throat (ENT) and allergy specialists. To learn more, please visit www.optinose.com or follow us on Twitter and LinkedIn.

Optinose Investor Contact
Jonathan Neely
jonathan.neely@optinose.com
267.521.0531
###